SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – February 15, 2008
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE	1-8974	22-2640650
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Incentive Compensation Plan

At its February 15, 2008 meeting, the Management Development and Compensation Committee (the “Committee”) of Honeywell’s Board of Directors reviewed and approved the 2008 financial objectives and their relative weightings that will be used to determine the 2008 annual incentive compensation that will be payable to executives under Honeywell’s Incentive Compensation Plan for Executive Employees (“Incentive Compensation Plan”). The selected metrics -- earnings per share (“EPS”), free cash flow (cash flow from operations minus capital expenditures; “FCF”), and working capital turns (“WCT”) – will be weighted 50%, 25%, and 25%, respectively. WCT is defined as sales divided by working capital (in each case, excluding the impact of current year acquisitions), calculated based on a 13-month rolling average. Working capital is defined as trade accounts receivable plus inventory less accounts payable and customer advances.

2008 annual incentive awards will be paid from a pool that will be funded based upon achievement of the following corporate financial objectives:

Metric	Target	Weighted Payout at Target
EPS	$ 3.80	50%
FCF	$3.3 billion	25%
WCT	6.4	25%
Total		100%

The EPS component of the annual incentive bonus pool is subject to upward or downward adjustment (up to a maximum of 25% in either direction) based on Honeywell’s relative EPS growth performance versus a pre-established group of 33 peer companies reflecting the Aerospace & Defense, Conglomerates, Auto Parts & Equipment, Specialty Chemicals, Diversified Chemical and Industrial Machinery subgroups of the Standard & Poor’s 500 Index. For each percentile that Honeywell’s EPS growth exceeds or is below the median EPS growth of its peers, the EPS component of the Company’s annual incentive bonus pool is increased or decreased, as appropriate, by approximately one percent. Bonus pools for each of the Company’s four strategic business groups (“SBGs”) will be determined based on achievement of corresponding SBG financial objectives (substituting SBG net income for EPS), weighted equally.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2008	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Vice President, Corporate Secretary and
Deputy General Counsel